As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-118330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-118330
UNDER THE SECURITIES ACT OF 1933

thinkorswim Group Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	76-0685039
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
45 Rockefeller Plaza, Suite 2012
New York, New York 1011
(801) 816-6918
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

INVESTools Inc. 2004 Restricted Stock Plan
(Full Title of the Plan)

David M. Kelley
thinkorswim Group Inc.
45 Rockefeller Plaza, Suite 2012
New York, New York 10111
(801) 816-6918
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the following Registration Statement on Form S-8 of thinkorswim Group Inc. (the “Company”):
     File No. 333-118330, pertaining to the registration of 500,000 shares of common stock, $0.01 par value per share of the Company (“Common Stock”), filed with the Securities and Exchange Commission (the “SEC”) and effective on August 18, 2004 (the “Registration Statement”).
     On January 8, 2009, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with TD AMERITRADE Holding Corporation (“Parent”), Tango Acquisition Corporation One (“Merger Sub One”) and Tango Acquisition Corporation Two (“Merger Sub Two”). The Agreement contemplated that Merger Sub One would be merged with and into the Company (the “First Step Merger”) and that the Company would survive the First Step Merger. Immediately following the First Step Merger, the Company was to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”). The Merger became effective on June 11, 2009 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.
     As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than the shares held in the treasury of the Company or owned by Parent or any wholly-owned subsidiary of Parent or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under Delaware law) converted into the right to receive $3.34 in cash, without interest thereon and less any required withholding taxes, and 0.3980 of a share of Parent common stock.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 11, 2009.

thinkorswim Group Inc.
By:	/s/ David M. Kelley
	Name:	David M. Kelley
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ David M. Kelley David M. Kelley	President and Director (Principal Executive Officer)	June 11, 2009

/s/ William J. Gerber William J. Gerber	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 11, 2009